Exhibit 10.32

February 4, 2026

Nathaniel Sisitsky
c/o STAAR Surgical Company
25510 Commercentre Drive
Lake Forest, California 92630

Dear Nate:

This letter agreement (this “Separation Agreement”) formalizes our discussions regarding the terms and conditions of your separation from service with STAAR Surgical Company (the “Company”). Reference is made to the Severance Agreement between you and the Company, dated as of December 12, 2023 (the “Severance Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Severance Agreement.

1.
Separation from Service

You hereby acknowledge and agree that your employment with the Company will terminate on February 4, 2026 (the “Separation Date”).

a.
As of the Separation Date, you shall not be an employee, agent, officer, or other representative of the Company or any of its affiliates. You hereby resign any and all positions that you hold or have ever held with the Company or any of its affiliates, effective as of the Separation Date, including as an officer, director, employee, agent, representative, or otherwise. You hereby agree to execute any and all documentation consistent herewith to effectuate such resignations upon request by the Company.
b.
It is agreed that, for all purposes, including for purposes of determining your eligibility for severance payments and benefits under the terms of the Severance Agreement, your termination of employment on the Separation Date will be treated as a termination by the Company without cause.
c.
Through and including the Separation Date, except as otherwise provided in this Agreement, you shall be entitled to receive compensation and benefits as in effect on the date hereof, without reduction or modification. Subject to Section 2(b) hereof, your previously granted and outstanding long-term incentive (“LTI”) awards shall continue to vest through the Separation Date. For the avoidance of doubt, you will not be eligible for an annual bonus opportunity for fiscal 2026, nor will you be eligible to receive any new LTI awards from and after the date of this Separation Agreement. For the avoidance of doubt, you will be entitled to all accrued but unpaid vacation and unreimbursed valid business expenses in accordance with Section 2.4 of the Severance Agreement, which will not be subject to the Release Requirement (as defined below) notwithstanding anything to the contrary.

2.
Consideration

Subject to the terms of this Separation Agreement and your satisfaction of the Release Requirement, the Company agrees to provide you with the severance payments and benefits set forth below. You agree that, other than the severance payments and benefits set forth below, you will not be eligible for any severance payments or benefits in connection with the termination of your employment on the Separation Date.

a.
Severance. The Company will pay you severance pay equal to 12 months aggregate Base Pay, payable in a single lump sum, in accordance with and as provided under Section 2.2 the Severance Agreement.
b.
Bonuses: The Company will pay you your 2025 unpaid annual bonus based on actual Company performance, with such payment to you at the same percentage achievement as the overall bonus pool funding level, on the same basis and at the same time as it pays 2025 annual bonuses to executives who remain employed on the payment date (for clarity, calculated based on the same target bonus opportunity as in effect on the date hereof and actual achievement of applicable performance metrics), but in all events in 2026. In addition, the Company will pay you $75,000, less applicable taxes and withholding, which is the remaining unpaid cash installment under that certain Cash Recognition and Retention Award by and between you and the Company, dated March 26, 2025 (the “Recognition Award”), which will be paid on the first payroll date following the satisfaction of the Release Requirement.
c.
Equity Awards. (i) 5,827 unvested Restricted Stock Units (as defined in that certain Restricted Stock Unit Award Grant Notice by and between you and the Company with a grant date of March 12, 2024; (ii) 14,663 unvested Restricted Stock Units (as defined in that certain Restricted Stock Unit Award Grant Notice by and between you and the Company with a grant date of March 14, 2025; and (iii) 2,932 unvested Restricted Stock Units (as defined in that certain Restricted Stock Unit Award Grant Notice by and between you and the Company with a grant date of March 14, 2025, each granted under the Company’s Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”)) shall accelerate and vest as of the Separation Date; and (ii) all other Awards (as defined in the Equity Plan) granted under the Equity Plan or any Award Agreement under the Equity Plan, whether vested or unvested, including, but not limited to, all Options (as defined in the Equity Plan), Performance Stock Units, and Restricted Stock Units (other than as set for in clauses (i), (ii), and (iii) above) shall automatically be forfeited for no consideration as of the Separation Date.
d.
COBRA. Subject to your timely and valid election of COBRA coverage, the Company will reimburse you or pay you for, as applicable, COBRA premiums for you and your eligible dependents for a period of 12 months or until such time as you are offered comparable employee benefits coverage in connection with new employment, in accordance with and pursuant to Section 2.3 of the Severance Agreement.

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3.
Termination of Severance Agreement; Restrictive Covenants

The parties agree that the Severance Agreement will be terminated as of the Separation Date, provided that the rights and obligations set forth therein that by their terms extend beyond the Separation Date will continue to be in full force and effect in accordance with their terms. All restrictive covenants applicable to you, including those set forth in Section 12 of the Severance Agreement, will continue to apply in accordance with their terms during the remainder of, and following the termination of, your employment with Company.

4.
General Release

Your eligibility to receive the payments and benefits described in clauses (a) through (d) of Section 2 of this Separation Agreement is conditioned on your execution of the General Release Agreement, attached hereto as Exhibit A (the “Release”), on or after the Separation Date and within the time period specified therein and on such release becoming effective and irrevocable in accordance with its terms (collectively, the “Release Requirement”).

5.
Additional Terms and Conditions

This Separation Agreement, together with the Severance Agreement and applicable equity award agreements, constitutes the entire understanding between you and the Company with respect to the subject matter hereof.

Payments and benefits provided to you under this Separation Agreement will be subject to all applicable tax withholdings, it being understood that tax withholding with respect to the settlement of your equity awards will be effectuated through net settlement in accordance with the Company’s practice as of the date hereof.

For the avoidance of doubt, you will continue to be entitled to indemnification by the Company as provided under the Company’s governing documents, any applicable directors and officers’ insurance policies or other indemnification agreements, in each case in accordance with their terms as of the date hereof.

With respect to your obligation to cooperate with the Company as provided under Section 9 of the Release attached as Exhibit A hereto, notwithstanding anything to the contrary therein, you will be provided with reasonable compensation for time spent in connection with complying with such obligation.

This Separation Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any rules and regulations promulgated thereunder (collectively, “Section 409A”), or shall comply with the requirements of Section 409A. Each payment made under this Separation Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments. To the extent that any reimbursements pursuant to this Separation Agreement or otherwise are taxable to you, any reimbursement payment due to you shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred; provided, that, you have

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provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Separation Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” notwithstanding any provision in this Separation Agreement to the contrary, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the 6-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Separation Agreement shall be paid or provided to you in accordance with the normal payment dates specified for them herein. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, managers, employees, or agents make no guarantee that the terms of this Separation Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Separation Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

The terms of this Separation Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto. The governing law and dispute resolution provisions of the Severance Agreement shall apply to this Separation Agreement (including the Release) as if set forth herein mutatis mutandis. If any section of this Separation Agreement is determined to be void, voidable, or unenforceable, it shall have no effect on the remainder of this Separation Agreement, which shall remain in full force and effect.

[Signature Page Follows.]

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Sincerely yours,

STAAR SURGICAL COMPANY

/s/ Warren Foust
Name: Warren Foust
Title: Interim Co-Chief Executive Officer,
President and Chief Operating Officer

Agreed:

/s/ Nathaniel Sisitsky
Nathaniel Sisitsky

[Signature Page to Separation Agreement]

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the promises of STAAR Surgical Company (the “Company”) set forth in the letter agreement between Nathaniel Sisitsky (“Executive”) and the Company dated February ___, 2026 (the “Separation Agreement”), and for other good and valuable consideration, Executive agrees to the terms of this general release of claims (this “Release”). Except as otherwise provided herein, this Release shall be effective on the eighth day after it has been executed by both of the parties. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Separation Agreement.

1.
Release by Executive.
(a)
Except for any obligations or covenants of the Company pursuant to this Release or the Separation Agreement and as otherwise expressly provided in this Release, Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”), and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date that Executive signs this Release (“Claims”), including, but not limited to, all (i) Claims arising out of, or that might be considered to arise out of or to be connected in any way with his employment or other relationship with any of the Company Releasees, or the termination of such employment or other relationship; (ii) Claims under any contract, agreement, understanding, or compensation arrangement between Executive and any of the Company Releasees, whether written or oral, whether express or implied, (including, but not limited to, except as otherwise explicitly provided for in this Release, under Executive’s Offer Letter with the Company dated on or about October 24, 2023, Executive’s Severance Agreement with the Company dated on or about December 12, 2023, Executive’s Change in Control Agreement with the Company dated on or about December 12, 2023; the STAAR Surgical Company Amended and Restated Omnibus Equity Incentive Plan, as amended from time to time (the “Equity Plan”) and any and all Awards or Award Agreements thereunder (each as such term is defined in the Equity Plan), and the Cash Recognition and Retention Award by and between you and the Company, dated March 26, 2025); (iii) any Claims arising out of arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including, without limitation, (A) Claims for discrimination, harassment, or retaliation under any such law, including but not limited to the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, Section 1542 of the California Civil Code, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C. § 1981, the National Labor Relations Act and the Equal Pay Act, as the same may be amended from time to time, (B) Claims arising under the

California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination, and (C) Claims for compensation, wages, commissions, bonuses (including, without limitation, any claim to deferred compensation), vacation pay, personal pay, sick or safe time pay, any other fringe benefits, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Company Releasees; (iv) Claims arising under any other applicable state or federal law, rule, or regulation whatsoever; provided, however, that Executive does not release (w) any claims for indemnification by the Company as provided under the Company’s governing documents, any applicable directors and officers’ insurance policies or other indemnification agreements, including Executive’s Indemnity Agreement with the Company dated on or about December 11, 2023, in each case in accordance with their terms as of the date hereof, (x) any claims that arise after the date Executive executes this Release; (y) any claims for breach of this Release or to enforce the terms of this Release; or (z) any claims that cannot be waived or released as a matter of law. Executive specifically intends the release of Claims in this Section 1 to be the broadest possible release permitted by law.
(b)
Nothing contained in this Section 1 or any other provision of this Release shall release or waive any right that Executive has to payments and benefits under the Separation Agreement, any vested benefits under the Company’s benefit plans, any compensation or vested benefits as required by law, or any indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, or any indemnification agreements; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”). Further, nothing in this Release or the Separation Agreement prohibits or restricts Executive (A) from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”), (B) from reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) from making disclosures that are protected under U.S. federal and state whistleblower laws and regulations, or (D) from accepting any monetary reward in connection therewith. This Release does not limit Executive’s right to receive an award for information provided to a Government Agency. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
2.
Waiver of Civil Code Section 1542.
(a)
Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. Executive expressly waives and relinquishes any and all rights he may have under California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM

OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b)
Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Release to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.
3.
Release of Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Release, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.
4.
Review and Revocation Rights. By signing this Release, Executive hereby expressly acknowledges and confirms that:
(a)
Executive has read this Release in its entirety and understands all of its terms;
(b)
Executive has the right to consult with an attorney before signing this Release and is encouraged and advised by the Company to do so;
(c)
Executive has twenty-one (21) days from his receipt of this Release to consider its terms, execute this Release, and return the signed Release via email or overnight courier (via FedEx or UPS) to William Goodmen, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, CA 92630, (bgoodmen@staar.com). To the extent that Executive executes this Release prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this period. If Executive fails to execute and return this Release within the twenty-one (21) day period, then this Release and Section 2 of the Separation Agreement will be null and void and of no force or effect; and
(d)
Executive has seven (7) days after signing this Release to revoke this Release by providing written notice of such revocation via email or overnight courier (via FedEx or UPS) to William Goodmen, STAAR Surgical Company, 25510 Commercentre Drive, Lake Forest, CA 92630, (bgoodmen@staar.com), and this Release will not be effective until that revocation period has expired without revocation.
5.
No Filings. Executive represents that he has not filed any waivable lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Release and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this

Release, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.
6.
Confidential and Proprietary Information.
(a)
Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute confidential and proprietary information (“Proprietary Information”). Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof. Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 12.3 of the Severance Agreement, Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Board. If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Board as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Release will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding. Further if any such cooperation requires Executive’s participation in any legal proceeding, the Company will reimburse Executive for his time commensurate with his hourly rate at the time he was employed with the Company. In the event Executive requires legal representation in connection with such cooperation, the Company will pay for Executives legal fees.
(b)
Permitted Disclosures. Further, the Company acknowledges and agrees that notwithstanding the foregoing or anything herein, pursuant to the federal Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Release, the Separation Agreement, any other agreement, or Company policy shall prevent Executive from, or expose Executive to criminal or civil liability under any federal or state trade secret law for: (i) directly or indirectly disclosing a trade secret or other Proprietary Information (except information protected by any Company Group Member’s attorney-client or work product privilege) to law enforcement, an attorney, or any federal, state or local government agencies, regulators, or officials (including the Department of Justice, the SEC, the EEOC, the National Labor Relations Board, any commission or division of human rights, the California Civil Rights Department, and any analogous state or local agencies) solely for the purpose of reporting or investigating a suspected violation of law (including any whistleblower or whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company; (ii) disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and/or (iii) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from making such good faith based allegations relating to sexual harassment, harassment, discrimination, discriminatory harassment or retaliation, or any other conduct prohibited by law, in accordance with the terms of this Release. Further, nothing in this Release, the Separation Agreement, any other agreement, or Company policy shall prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
7.
Prohibited Activities.
(a)
Non-Solicitation of Employees. Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, Executive agrees that, for a period beginning on the Separation Date and ending twelve (12) months thereafter, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements. For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.
(b)
Scope of Restrictions. Executive agrees that the restrictions in Section 7(a) above, are reasonable and necessary to protect the Company’s trade secrets. To the extent that any of the provisions in this Section 7 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any portion of this Section 7 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.
8.
Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 12 of the Severance Agreement, and any violation of Sections 6, 7 and 9 of this Release, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 12 of the Severance Agreement and this Section 8, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Release by Executive, including Sections 6, 7 and 9, Executive shall forfeit, and the Company and its Related Entities may cease paying, any unpaid portion of the severance payment and providing any further medical insurance benefits.
9.
Cooperation Clause.
(a)
To facilitate the orderly conduct of the Company and its Related Entities’ businesses, during the period of twelve (12) months following the Separation Date, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.
(b)
During the period of twelve (12) months following the Separation Date, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the

Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 9. Except as provided in Section 6(b), as required by law, or as authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel or his own legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 9 will result in irreparable harm to the Company and its Related Entities and will entitle the Company and its Related Entities to injunctive relief.
10.
Non-disparagement. Except as provided in Section 6(b), Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. Further, the Company agrees to direct, in writing, the members of the Board and executive officers of the Company not to disparage Executive. Factually accurate statements in legal or public filings shall not violate this provision. In addition, nothing in this Section 10 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order, job duties or fiduciary duties, or taking any other actions affirmatively authorized by law.

[Signature Page Follows.]

Sincerely yours,

STAAR SURGICAL COMPANY

Name: Warren Foust
Title: Interim Co-Chief Executive Officer,
President and Chief Operating Officer

Agreed:

Nathaniel Sisitsky

Date 1

1 NTD: Not to be signed earlier than termination date.

[Signature Page to Release]